Exhibit 99.2

NetLogic Microsystems Names Michael T. Tate as Vice President and Chief Financial Officer

MOUNTAIN VIEW, Calif.—(BUSINESS WIRE)—July 20, 2007—NetLogic Microsystems, Inc. (NASDAQ:NETL), the leader in the design and development of knowledge-based processors, today announced the appointment of Michael T. Tate as its vice president and chief financial officer, effective July 18, 2007.

Tate was previously interim chief financial officer, vice president, corporate controller, and treasurer at Marvell Technology Group Ltd. He joined Marvell in January 2001 as part of Marvell’s acquisition of Galileo Technology Ltd. Prior to joining Marvell, from 1997 to 2001, he served in various senior financial management roles at Galileo Technology Ltd., including vice president of finance and chief financial officer. From 1994 to 1997, Tate held various senior financial management positions at S3 Incorporated.

“We are very pleased to welcome Mike to the company,” said Ron Jankov, president and CEO. “He brings a wealth of financial experience, as well as strong industry knowledge and a successful track record of managing significant growth at one of the largest fabless semiconductor companies. Mike joins us at an exciting time as the company prepares to embark on a new growth phase driven by a much broader product line spanning entry-level NETLite(TM) processors to high-end knowledge-based processors and Layer 7 application and security processing.”

“I am very excited to have the opportunity to join NetLogic at this time,” said Tate. “The company has established itself as the proven technological leader in its markets and is now poised to enjoy increased demand for its advanced solutions from a number of emerging market trends including voice-over IP, IPTV, 10 Gigabit Ethernet and advanced mobile wireless. I look forward to contributing my financial and international experience to assist and prepare the company for its continued growth and development.”

About NetLogic Microsystems

NetLogic Microsystems, Inc. (NASDAQ:NETL), a fabless semiconductor company headquartered in Mountain View, California, designs, develops and markets high performance knowledge-based processors for a variety of advanced wireline and mobile wireless networking systems, such as routers, switches, wireless infrastructure equipment, network security appliances, network access equipment and networked storage devices. NetLogic Microsystems’ knowledge-based processors employ an advanced processor architecture and a large knowledge or signature database containing information on the network, as well as applications and content that run on the network, to make complex decisions about individual packets of information traveling through the network. Knowledge-based processors from NetLogic Microsystems significantly enhance the ability of networking original equipment manufacturers (OEMs), to supply network service providers with systems offering more advanced functionality for the Internet, such as high-definition video delivery over the Internet (IPTV), voice transmission over the Internet (VoIP), unified threat management (UTM), virtual private networks (VPN), rich content delivery over mobile wireless networks, and streaming video and audio. For more information about products offered by NetLogic Microsystems, call 650.961.6676 or visit the NetLogic Microsystems Web site at http://www.netlogicmicro.com.

NetLogic Microsystems and the NetLogic Microsystems logo are trademarks of NetLogic Microsystems, Inc. All other trademarks are the sole property of their respective holders.

CONTACT: NetLogic Microsystems

Leslie Green, 650-312-9060 (Investor Relations)

ir@netlogicmicro.com

SOURCE: NetLogic Microsystems, Inc.